Exhibit 107
Calculation of Filing Fee Tables
Form 424(b)(2)
(Form Type)

HUNTINGTON BANCSHARES INCORPORATED
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	1	Debt	4.623% Fixed-to-Floating Rate Senior Notes due 2032	457(r)	$1,000,000,000	100%	$1,000,000,000	$0.0001381	$138,100
Fees to be Paid	1	Debt	5.605% Fixed-to-Fixed Rate Subordinated Notes due 2041	457(r)	$750,000,000	100%	$750,000,000	$0.0001381	$103,575
Fees Previously Paid		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Total Offering Amounts						$1,750,000,000		$241,675
	Total Fees Previously Paid								N/A
	Total Fee Offsets								N/A
	Net Fee Due								$241,675

(1)	The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate amount of that offering is $1,750,000,000.